Exhibit (a)(2)

3300 Hyland Avenue Costa Mesa, California 92626	Telephone: (714) 427-6236 Fax: (714) 641-7215

CONTACTS:

Arthur Crozier (Investor inquiries)

Innisfree M&A Incorporated

212-750-5837

acrozier@innisfreema.com

Jennifer Barfoot (Media inquiries)

Hill & Knowlton

323-966-5786

jbarfoot@hillandknowlton.com

Ribapharm Board Determines That ICN’s Unsolicited

Tender Offer is Inadequate and Adopts a Stockholder Rights Plan

COSTA MESA, Calif., June 23, 2003—Ribapharm Inc. (NYSE: RNA) announced today that its Board of Directors has determined that ICN Pharmaceuticals, Inc.’s (NYSE: ICN) unsolicited tender offer to acquire all of the outstanding shares of Ribapharm common stock not already held by ICN, for $5.60 per share, is inadequate. The Ribapharm Board of Directors recommends that Ribapharm stockholders reject ICN’s unsolicited tender offer and urges Ribapharm stockholders not to tender their shares pursuant to ICN’s tender offer.

Daniel J. Paracka, Chairman of the Board of Ribapharm, stated “The decision of Ribapharm’s Board was made after careful consideration, including, among other things, a review of the financial aspects of ICN’s unsolicited tender offer with our independent financial advisor, Morgan Stanley & Co. Incorporated. The Board determined that ICN’s offer is inadequate and not in the best interests of Ribapharm’s public stockholders.”

The Board of Directors of Ribapharm also announced today the adoption of a stockholder rights plan and the declaration of a dividend to Ribapharm stockholders of record at the close of business on July 3, 2003 of one preferred stock purchase right for each outstanding share of Ribapharm common stock. These purchase rights generally will be exercisable upon the earlier of a person becoming an “Acquiring Person” or, unless extended by the Board, after a specified number of days following the commencement of a tender offer that would result in a person becoming an “Acquiring Person.” With respect to the unsolicited tender offer by ICN, the purchase rights will become exercisable on July 11, 2003, unless that date is extended by the Board.

Generally, an “Acquiring Person” is any person that acquires 89.9% or more of the outstanding common stock of Ribapharm, or any stockholder of Ribapharm who signs a written consent of stockholders which removes a majority of the Board of Directors of Ribapharm without at least 35 days advance notice to Ribapharm. A letter explaining in greater detail the terms of the rights plan will be forwarded to stockholders following the July 3, 2003 record date.

Mr. Paracka stated, “It is not the intention of the stockholder rights plan to prevent ICN or any other person from acquiring the stock of the public stockholders. Rather, the plan is intended to help preserve for the public stockholders of Ribapharm the long-term value of Ribapharm in the face of ICN’s current unsolicited offer and any other offer that the Ribapharm Board determines is inadequate.”

Mr. Paracka continued, “The Board of Directors of Ribapharm has taken these steps to better protect all of the Ribapharm public stockholders and is willing to consider alternatives that recognize Ribapharm’s true long-term value.”

About Ribapharm

Ribapharm is a biopharmaceutical company that seeks to discover, develop, acquire and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas.

Where to Find More Information

In connection with ICN’s unsolicited tender offer, Ribapharm will be filing certain materials with the Securities and Exchange Commission, including a solicitation/ recommendation statement on Schedule 14D-9. STOCKHOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors can obtain a free copy of the solicitation/recommendation statement, when it becomes available, and other materials filed by Ribapharm with the Securities and Exchange Commission at the SEC’s Web site at http://www.sec.gov.

In addition, these materials may be obtained for free from Ribapharm by directing a request to Innisfree M&A Incorporated at 888-750-5834, or via e-mail at info@innisfreema.com.

Safe Harbor

Certain matters in this press release may constitute forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact, are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements: a loss of or decrease in revenues from our license agreement with Schering-Plough; adverse changes in the Company’s relationship with our majority stockholder, ICN Pharmaceuticals, Inc.; the risk of potential claims against certain of the Company’s research compounds; the Company’s ability to successfully develop and commercialize future products; the limited protection afforded by the patents relating to ribavirin, and possibly on future drugs, techniques, processes or products the Company may develop or acquire; the results of lawsuits or the outcome of investigations pending against ICN Pharmaceuticals, Inc. and the Company; the Company’s potential product liability exposure and lack of any insurance coverage thereof; government regulation of the pharmaceutical industry (including review and approval for new pharmaceutical products by the FDA in the United States and comparable agencies in other countries); disruption to the Company’s business caused by ICN’s pending tender offer; the effects of increased competition; and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the Securities and Exchange Commission, including especially the Company’s annual report on Form 10-K for the year ended December 31, 2002. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.